                                                                      EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               BEMIS COMPANY, INC.



                                                  Quarter Ended
                                                     March 31,                  For the Year Ended December 31,
                                               ---------------------      --------------------------------------------------------

                                                 1995         1994          1994         1993        1992       1991        1990
                                                -------      -------      --------      -------    --------   --------    --------
                                                     (unaudited)                 (in thousands of dollars except ratio data)

EARNINGS:

 Earnings before income taxes
   and cumulative effect of
   accounting changes                           $25,790      $21,988     $ 118,094    $  74,377    $ 90,286   $ 84,918    $ 81,697

 Minority interest in net income                    988          602         3,379        2,360       3,449      2,740       3,087
   Less:  Capitalized interest included
        in interest expense below                  (129)        (128)         (710)        (491)       (910)    (1,027)     (1,633)
   Plus:  Capitalized interest
        amortization                                135          120           489          488         479        472         379
                                                -------      -------      --------      -------    --------   --------    --------

TOTAL EARNINGS                                   26,784       22,582       121,252       76,734      93,304     87,103      83,530

FIXED CHARGES:
 Interest expense:
   Consolidated interest expense                  3,029        1,616         8,395        7,201       7,546     12,101      11,712
   Capitalized interest                             129          128           710          491         910      1,027       1,633
   Amortization of debt issue costs                   6            6            23           38          29         40          40
                                                -------      -------      --------      -------    --------    --------   --------
  Total interest expense                          3,164        1,750         9,128        7,730       8,485     13,168      13,385
  Interest inherent in rent expense                 833          800         3,200        3,423       4,010      3,458       3,481
                                                -------      -------      --------      -------    --------   --------    --------

TOTAL FIXED CHARGES                               3,997        2,550        12,328       11,153      12,495     16,626      16,866
                                                -------      -------      --------      -------    --------   --------    --------

EARNINGS AVAILABLE FOR
  FIXED CHARGES                                 $30,781      $25,132      $133,580      $87,887    $105,799   $103,729    $100,396
                                                -------      -------      --------      -------    --------   --------    --------
                                                -------      -------      --------      -------    --------   --------    --------

RATIO OF EARNINGS TO
  FIXED CHARGES                                    7.70         9.86         10.84         7.88        8.47       6.24        5.95
                                                -------      -------      --------      -------    --------   --------    --------
                                                -------      -------      --------      -------    --------   --------    --------
